Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Endurance International Group Holdings, Inc. of our report dated February 9, 2016 relating to the consolidated financial statements of Constant Contact, Inc., which appears in Endurance International Group Holdings, Inc.’s Current Report on Form 8-K/A dated May 13, 2016.

/s/ PricewaterhouseCoopers LLP

Boston, MA

November 17, 2016